UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2016

BLUE LINE PROTECTION GROUP, INC.
 (Exact Name of Registrant as Specified in its Charter)

Nevada	000-52942	20-5543728
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1350 Independence St., 3rd Floor, Lakewood, CO 80215
(Address of principal executive offices)

(800) 844-5576
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01     Entry into a Material Definite Agreements.

On May 3, 2016, Blue Line Protection Group, Inc. (the “Company”) entered into, and consummated the initial closing of an agreement with Hypur Ventures, L.P., a Delaware limited partnership (the “Hypur Ventures”) pursuant to which the Company sold to Hypur Ventures in a private placement 10,000,000 shares of a new series of the Company’s preferred stock, $0.001 par value per share (the “Preferred Stock”), at a purchase price equal to $0.05 per share (the “Purchase Price”) for aggregate gross proceeds of $500,000 (the “Financing”).  The shares of Preferred Stock shall be convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).  The Preferred Stock shall have such other rights, preferences and privileges to be set forth in a certificate of designation (the “Certificate of Designation”) to be filed with the Secretary of State of the State of Nevada.

Hypur Ventures has a green shoe option to purchase up to an additional 10,000,000 shares of Preferred Stock at the Purchase Price during the 12-month period following the initial closing date.

For each one (1) share of Preferred Stock purchased by Hypur Ventures, the Company will issue a warrant for the purchase of one-half share of the Company’s Common Stock (each, a “Warrant”), at an exercise price equal to $0.10 per share of Common Stock (the “Exercise Price”).  The Warrant shall be exercisable at any time for a period of five years following the respective issuance closing date.

The Preferred Stock is convertible at any time at the election of Hypur Ventures.  The Preferred Stock shall automatically convert to Common Stock if the closing price of the Company’s Common Stock equals or exceeds $.50 per share over any consecutive twenty day trading period.  The Preferred Stock terms include a one-times purchase price preference.  No preferential dividends apply to the Preferred Stock.  The Preferred Stock attributes include weighted average anti-dilution protection, rights to appoint one director, conventional protective provisions, pre-emptive rights to purchase future offerings of securities by the Company, demand and piggy-back registration rights and information rights.  In any registration statements on which Hypur Ventures’ securities are not registered, Hypur Ventures will be subject to a six month lock-up period.

The Company has reserved an aggregate of thirty million shares of Common Stock that may be issued upon the respective conversion and/or exercise of the Preferred Stock and the Warrants.  The Issuance of the shares of Preferred Stock to Hypur Ventures will be subject to the terms and conditions of the Certificate of Designation, as well as further documentation to be drafted in accordance with the terms and conditions agreed upon between the Company and Hypur Ventures.

The securities offered have not been registered under the Securities Act of 1933, as amended and Hypur Ventures may not resell or otherwise transfer the securities described herein in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 3.02     Unregistered Sale of Equity Securities.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

The Company has relied upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder with respect to the offering and sale of the Preferred Stock and Warrants.

Item 8.01     Other Events.

On May 17, 2016 the Company issued a press release announcing the initial closing of the Financing. A copy of such press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.           Description

99.1                       Press Release issued by the Company on May 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Line Protection Group, Inc.

Dated: May 17, 2016	By:	/s/ Daniel L. Allen
Name: Daniel L. Allen
Title: Chief Executive Officer